Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (hereinafter referred to as the “Amendment”) is dated as of this 21st day of May, 2010 by and between FC 64 SIDNEY, INC., a Massachusetts corporation (“Landlord”) and GENZYME CORPORATION, a Massachusetts corporation (“Tenant”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Lease.

W I T NE S S E T H

WHEREAS, Landlord and Tenant entered into that certain Lease dated as of November 30, 2005 (the “Lease”), with respect to certain premises located at 64 Sidney Street, Cambridge, Massachusetts;

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other changes, extend the term of the Lease, all as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease effective as of the date hereof as follows:

1.                                       The term “Initial Term” on Exhibit A to the Lease shall be deleted in its entirety and replaced as follows:

“Initial Term:	Eight (8) years, commencing on February 8, 2006 and terminating on February 8, 2014.”

2.                                       The term “Annual Fixed Rent for the Term” on Exhibit A to the Lease shall be deleted in its entirely and replaced as follows:

“Annual Fixed Rent for
the Term:	February 9, 2006 –
	February 8, 2011:	$35.00 per rentable
square foot, NNN

February 9, 2011–
	February 8, 2012:	$50.00 per rentable
square foot, NNN

February 9, 2012–
	February 8, 2013:	$51.00 per rentable
square foot, NNN

February 9, 2013–
	February 8, 2014:	$52.00 per rentable
square foot, NNN”

3.                                       Section 2.6 of the Lease shall be amended by deleting the first paragraph thereof and replacing it with the following paragraph:

“Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant and the Tenant is, as of the date of such exercise and as of the commencement date of the Extension Term (as such term is defined below), actually occupying sixty percent (60%) or more of the Premises for its own business purposes, the Tenant shall have the right to extend the Term hereof for one (1) period of three (3) years (such period referred to herein as the “Extension Term”).”

4.                                       Section 2.6(a) of the Lease shall be amended by deleting the words and numbers “six (6)” in the last sentence of said section and replacing it with “three (3)”.

5.                                       Section 4.1 of the Lease shall be amended by adding the following sentences to the end of this Section:

“Notwithstanding the foregoing, Tenant shall have the right to provide, install, replace, maintain and remove its own security system within the Premises during the Initial Term of the Lease and any and all of the extensions.  This shall include the right to provide its own security officer coverage and install, in a workmanlike fashion, system components of Tenant’s choosing that include but are not limited to security cameras, televisions, monitors and other electronic monitoring devises, electronic door strikes, door contacts, exit sensors, car readers (which may be mounted immediately outside the Premises in common areas), motion detectors, glass break detectors and other similar security systems and/or methods which will protect the Premises to meet Tenant’s corporate security standards.”

6.                                       Section 11.9 of the Lease shall be amended by adding the following sentences to the end of the first paragraph thereof:

“Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be obligated to restore the Premises or remove any alterations or additions to the Premises at the end of the Term, except for any new items installed after the expiration of the Initial Term which Landlord identified in written notice delivered prior to Landlord approving Tenant’s plans for any alterations or improvements as items which Tenant must remove prior to the expiration of the Lease.  Tenant shall not be required to remove its computer and telecommunications wiring, cable and other equipment provided, however, that to the extent that Tenant replaces any such wiring and cable during the Initial Term or any other extension thereof then it shall, as part of that installation pull and remove from the Premises any wiring and cable that it no longer uses from the specific portion of the Premises in which Tenant is replacing such wiring or cabling. Tenant will yield-up the Premises to Landlord in broom swept condition, reasonable wear and tear and damage resulting from casualty excepted.”

7.                                       As consideration for this Amendment, Tenant hereby forgives any obligation Landlord has with respect to funding any remaining portion of the Leasehold Improvements Allowance pursuant to Exhibit C of the Lease.

8.                                       Each of Tenant and Landlord warrant and represent to the other that it has had no dealings with any broker or agent in connection with this Lease other than FHO Partners and Colliers Meredith & Grew (the “Brokers”).  Tenant and Landlord agree to defend with counsel reasonably approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges which may be asserted against the other as a result of the other’s breach of this warranty.  Landlord shall pay commissions due and owing to FHO Partners at the rate of $1.00 per square foot of the Premises per year during the Extension Term, which shall be paid as follows:  fifty percent (50%) upon the execution of this Amendment and fifty percent (50%) on or prior to February 8, 2011, as discussed in more particular detail in a separate agreement with Broker.

9.                                       Landlord and Tenant agree to execute a Notice of Lease within thirty (30) days of the date of this Amendment.  Landlord hereby authorizes Tenant to record the Notice of Lease upon execution by both parties.

10.                                 This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.                                 The Lease, as amended hereby, is in full force and effect, and is ratified and confirmed, and there are no other amendments or modifications thereto.

12.                                 This Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal, as of the day, month and year first above written.

FC 64 SIDNEY, INC.,
a Massachusetts corporation

By:	/s/ Michael Farley
Name: Michael Farley
Title: Vice President

GENZYME CORPORATION,
a Massachusetts corporation

By:	/s/ Michael Wyzga
Name: Michael Wyzga
Title: Executive Vice President and CFO